Exhibit 99.1
Boise Cascade Company
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
T 208-384-6161

News Release

Media Contact                Investor Relations Contact
John Sahlberg                Wayne Rancourt
Office 208-384-6451                 Office 208-384-6073

For Immediate Release: May 2, 2014

BOISE CASCADE ANNOUNCES TOM LOVLIEN’S RETIREMENT

Boise, Idaho – Boise Cascade Company (NYSE: BCC) announced that Tom Lovlien, president of the company’s Wood Products division, has elected to retire effective June 30, 2014. “On behalf of the Company and the Board of Directors, I want to wish Tom well in his retirement and thank him for his very significant contributions during his career. I particularly want to thank him for leading the recent acquisitions during the economic downturn that have positioned us to take advantage of the improving housing market. In his 35 years with Wood Products, Tom has been integral to our success and his passion for the wood products business has become a part of our culture,” said Boise Cascade CEO Tom Carlile.
Under Tom’s leadership, Wood Products has become one of the largest producers of plywood, engineered wood products and industrial pine lumber in the United States with 19 manufacturing facilities, over 3,500 employees, and $1.1 billion in sales in 2013. Over the last five years, Tom has led Boise Cascade’s purchases of the Kinzua sawmill in Pilot Rock, Oregon; the Arden sawmill in Arden, Washington; the Filler King beam plant in Homedale, Idaho; and the Chester, South Carolina and Moncure, North Carolina plywood plants.
In a filing with the Securities and Exchange Commission today, the company indicated that it anticipated making a formal announcement regarding the leadership structure in its Wood Products business following the Board of Directors’ meeting scheduled for May 8, 2014.

About Boise Cascade
Boise Cascade Company is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.